Exhibit 99.1

Neoleukin Therapeutics Announces First Quarter 2021 Financial Results and Corporate Update

- Entered clinical development with first patient dosed in Phase 1 Trial of NL-201 -
- Appointed Priti Patel, M.D., as Chief Medical Officer -
- Cash and cash equivalents of $178.4 million expected to fund operations into 2023 -

SEATTLE, Washington, May 12, 2021 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results for the quarter ending March 31, 2021 and provided a corporate update.

“The first quarter of 2021 saw continued progress in expanding our de novo protein capabilities, preparing for clinical testing of NL-201, and appointing Priti Patel as Chief Medical Officer,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. "It is exciting to begin enrolling patients in the NL-201 Phase 1 clinical trial and to become a clinical stage company."

Recent Updates

NL-201 Phase 1 Trial Underway

In May 2021, Neoleukin announced dosing of the first patient in a Phase 1 trial of NL-201.
NL-201 is a de novo protein that is designed to mimic the therapeutic activity of natural cytokines IL-2 and IL-15, while potentially reducing the toxicities associated with high-dose IL-2. The Phase 1 study is planned to enroll up to 120 patients with advanced, relapsed, or refractory solid tumors. Patients will receive NL-201 as intravenous monotherapy to assess safety, pharmacokinetics, pharmacodynamics, immunogenicity, and antitumor activity. The Phase 1 study will be conducted at multiple sites in Australia and North America.

In addition to the systemic trial, Neoleukin is planning a trial of NL-201 to test local administration in order to achieve higher drug concentrations in the tumor microenvironment. Neoleukin expects the local administration trial to begin by the end of 2021.

De Novo Protein Design for Coronavirus – NL-CVX1

NL-CVX1 is a decoy protein that binds to the spike protein of SARS-CoV-2, the virus that causes COVID-19, and is designed to be resilient to viral mutational escape. In preclinical studies, NL-CVX1 protected Syrian hamsters from a lethal dose of SAR-CoV-2 after intranasal administration. Neoleukin is evaluating a potential first-in-human trial of NL-CVX1, and will continue to assess the program as the SARS-CoV-2 landscape evolves.

Other Research Updates

Neoleukin has multiple research projects underway evaluating the applications of de novo protein technology to develop agonists and antagonists of immune pathways. Neoleukin currently plans to announce additional information about its pipeline program during the second half of 2021.

Executive Appointment

In May 2021, Neoleukin announced the appointment of Priti Patel, M.D., M.S., as Chief Medical Officer. Dr. Patel joins Neoleukin from AstraZeneca, where she served as Vice President, Head of Hematology Clinical Development since 2019. Previously, she served as Senior Medical Director and Executive Medical Director at Acerta Pharma before its acquisition by AstraZeneca, and as Medical Director at Onyx Pharmaceuticals (acquired by Amgen).

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $178.4 million as of March 31, 2021, compared to $192.6 million as of December 31, 2020.

Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes it has sufficient cash to fund operations into 2023.

R&D Expenses: Research and development expenses for the first quarter of 2021 increased to $9.7 million from $5.5 million for the first quarter of 2020. The increase was primarily due to increased expenses incurred from IND-enabling and clinical trial startup activities related to Neoleukin's lead product candidate, NL-201, and in connection with the advancement of other Neoleukin technologies.

G&A Expenses: General and administrative expenses for the first quarter of 2021 increased to $5.2 million from $3.6 million for the first quarter of 2020. The increase in general and administrative expenses was primarily due to increases in personnel-related costs and professional service fees as Neoleukin continues to grow its operations, along with facility related costs associated with the build-out of its new headquarters in Seattle, Washington.

Net Loss: Net loss for the first quarter of 2021 was $14.9 million compared to a net loss of $8.6 million in the first quarter of 2020 primarily due to Neoleukin's focus on its lead candidate, NL-201, and its de novo protein platform.

About Neoleukin Therapeutics, Inc.

Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to improve tolerability and activity by eliminating the alpha receptor binding interface. For more information, please visit the Neoleukin website: www.neoleukin.com.

Safe Harbor / Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the therapeutic properties and potential of the company’s de novo protein design technology, the results of the clinical trial for NL-201, and planned clinical and development activities and timelines. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, the timing and results of preclinical and clinical trials, the timing of announcements and updates relating to the company’s clinical trials and related data market conditions and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com

Investors
Solebury Trout
Alexandra Roy
617-221-9197
aroy@soleburytrout.com

NEOLEUKIN THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data
(In thousands of U.S. dollars)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$178,391	$192,556
Other current assets	2,915	1,966
Non-current assets	18,797	15,997
Total assets	$200,103	$210,519
Liabilities
Current liabilities	$8,407	$7,889
Non-current liabilities	12,728	11,414
Total liabilities	21,135	19,303
Stockholders' equity	178,968	191,216
Total liabilities and stockholders' equity	$200,103	$210,519

NEOLEUKIN THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share and share amounts)

	Three months ended
	March 31,	March 31,
	2021	2020
Operating expenses
Research and development	$9,707	$5,498
General and administrative	5,241	3,573
Total operating expenses	14,948	9,071
Other income (loss), net	(2)	429
Net loss	$14,950	$8,642
Net loss per common stock - basic and diluted	$(0.27)	$(0.18)
Basic and diluted weighted average common shares outstanding	54,944,421	49,168,451